UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
February 23, 2005

PROTEIN DESIGN LABS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-19756	94-3023969

(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

34801 Campus Drive
Fremont, California 94555
(Address of principal executive offices)

Registrant’s telephone number, including area code:
 (510) 574-1400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

          On February 23, 2005, Protein Design Labs, Inc., a Delaware corporation (“PDL” or the “Company”) entered into a commitment letter (the “Commitment Letter”) with ESP Pharma Holding Company, Inc. (“ESP Pharma”), pursuant to which PDL has committed to provide ESP Pharma with short term funding, if required, for the purchase price under ESP Pharma’s previously-disclosed agreement (the “Retavase Agreement”) with Centocor, a biopharmaceutical operating company of Johnson & Johnson, to purchase certain product rights and assets relating to a product known as Retavase®.  The Commitment Letter is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

          Pursuant to the Commitment Letter, upon ESP Pharma’s request on or after March 23, 2005, PDL will lend up to $110,000,000 to ESP Pharma in a single advance.  The funding under the Commitment Letter is subject to certain conditions and would be provided at the closing of the transaction under the Retavase Agreement.  The loan would bear interest equal to the three-month LIBOR rate plus three percent (3%) per annum, would be due sixty (60) days after PDL’s initial funding to ESP Pharma and would be secured by the assets purchased by ESP Pharma under the Retavase Agreement.

          PDL previously announced that it has entered into an Agreement and Plan of Merger, dated as of January 24, 2005 and amended as of January 31, 2005 (the “Agreement”) by and among PDL, Big Dog Bio, Inc., a Delaware corporation and a wholly-owned subsidiary of PDL (“Merger Sub”), ESP Pharma Holding, and certain other individuals and entities, pursuant to which Merger Sub will be merged with and into ESP Pharma (the “Merger”), with ESP Pharma surviving the Merger as a wholly-owned subsidiary of PDL.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

          See disclosure under Item 1.01 of this Current Report on Form 8-K, which is incorporated by reference in this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

           (c)          Exhibits.

Exhibit No.	Description

99.1	Commitment letter from Protein Design Labs, Inc. to ESP Pharma Holding Company, Inc., dated as of February 23, 2005.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2005

PROTEIN DESIGN LABS, INC.

	By:	/s/ SERGIO GARCIA-RODRIGUEZ

Sergio Garcia-Rodriguez
Vice President, Legal, General Counsel and Assistant Secretary